Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, February 7, 2012 7:30 a.m. CST

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR

FOURTH QUARTER AND FULL YEAR 2011

DALLAS – Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported fourth quarter and full year 2011 net earnings per share of $0.29 and $0.55, respectively, compared to $0.38 and $0.83, respectively, for fourth quarter and full year 2010. The fourth quarter of 2011 includes a non-cash gain, net of taxes, of $2.9 million, or $0.03 per share, related to the division of assets of Belo Investment, LLC (“Belo Investment”), a real estate investment company in which Belo Corp. and A. H. Belo Corporation (“A. H. Belo”) each previously held a 50 percent interest.

Full year 2011 included a net non-cash charge, after taxes, of $13.3 million, or $0.13 per share, related to the split of The G. B. Dealey Retirement Pension Plan (“Pension Plan”) with A. H. Belo in the first quarter. Full year 2010 included a credit of $5.2 million, or $0.05 per share, related to A. H. Belo’s then-existing obligation to reimburse Belo for 60 percent of any contributions Belo made to the Pension Plan.

Fourth Quarter and Full Year 2011 in Review

Commenting on the Company’s operating performance, Dunia A. Shive, Belo Corp.’s president and Chief Executive Officer, said, “Belo’s core spot revenue grew 3 percent in the fourth quarter of 2011 compared to the fourth quarter of 2010. The automotive category delivered its strongest quarter of the year and we’re pleased to see that momentum continue into the first quarter of 2012. Cycling against a $30 million decrease in political revenue from the fourth quarter of 2010, total revenue decreased $26 million, or 13 percent, in the fourth quarter of 2011.

“With the savings related to the conclusion of the Oprah show last fall and the Company’s continued expense management, combined station and corporate operating costs were down 6 percent in the fourth quarter of 2011. Our station adjusted EBITDA totaled $76 million in the fourth quarter and the station adjusted EBITDA margin was 42 percent.”

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Belo Announces Fourth Quarter and Full Year 2011 Earnings

February 7, 2012

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In recapping full year 2011, Shive provided a brief summary of financial highlights:

•	The Company paid down its revolver balance in the first quarter of 2011 and ended the year with more than $60 million in cash and temporary cash investments.

•	The Company successfully amended and restated its bank credit facility in the fourth quarter of 2011, which provides for greater flexibility and improved pricing.

•

The Company successfully completed the split of the Pension Plan, which strengthened the balance sheet by significantly reducing the Company’s pension obligations and increasing its shareholders’ equity.

•	The Company reinstated its dividend in the third quarter of 2011 starting at a quarterly rate of $0.05 per share.

•	Despite the uneven economy and an automotive category that was adversely affected by events in Japan, core spot revenue increased in 2011 versus 2010.

•	Retransmission and Internet advertising revenue continued to produce double-digit growth.

•	Combined station and corporate operating costs were down in 2011 from 2010.

•	Station adjusted EBITDA totaled $230 million with a station adjusted EBITDA margin of 35 percent.

Operating Results

The Company generated total revenue of $180 million in the fourth quarter of 2011, which was $26 million, or 13 percent, less than the fourth quarter of 2010, cycling against a $30 million decrease in political revenue. Total spot revenue, excluding political, was up 3 percent with a 6 percent increase in local spot revenue and a 3 percent decrease in national spot revenue. Total spot revenue, including political, was down 15 percent in the fourth quarter of 2011 versus the fourth quarter of 2010. Political revenue in the fourth quarter of 2011 totaled $5.9 million compared to $35.7 million in the fourth quarter of 2010. Other revenue, which includes barter and trade advertising, network compensation, Internet advertising revenue and retransmission

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Belo Announces Fourth Quarter and Full Year 2011 Earnings

February 7, 2012

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revenue, was up slightly in the fourth quarter of 2011 as a double-digit percentage increase in combined retransmission and Internet revenue was partially offset by lower network compensation.

Total revenue was $650 million for full year 2011, a decrease of $37 million, or 5 percent, versus 2010 due to a $46 million decrease in political revenue. Full year 2011 spot revenue, excluding political, was up 1 percent with a 3 percent increase in local spot revenue and a 2 percent decrease in national spot revenue when compared to 2010. Total spot revenue, including political, was down 7 percent in 2011 compared to 2010. Political revenue in 2011 totaled $9.6 million compared to $55.6 million in 2010. Other revenue, which includes barter and trade advertising, network compensation, Internet advertising revenue and retransmission revenue, was up 4 percent in 2011 with a double-digit percentage increase in combined retransmission and Internet revenue, partially offset by lower network compensation.

Station salaries, wages and employee benefits in the fourth quarter of 2011 were up less than 1 percent versus the fourth quarter of 2010 as modest increases in salaries and wages were offset by decreases in bonus expense. Station programming and other operating costs were $4.7 million, or 8 percent, lower in the fourth quarter of 2011 versus the fourth quarter of 2010 due primarily to savings in programming expense and national representation fees, which were lower due to the higher national political revenue in the fourth quarter of 2010.

Station salaries, wages and employee benefits increased $4.9 million, or 2 percent, for the full year 2011 versus 2010 with modest increases in salaries and wages, higher station pension expense, and the partial reinstatement of the Company’s 401(k) plan matching contribution which was suspended in 2009, partially offset by lower bonus expense. Station programming and other operating costs were $5.7 million, or 3 percent, higher in 2011 compared to 2010 due primarily to a $7 million non-cash expense reduction related to third-party funding of certain newsgathering equipment in the first half of 2010 and higher advertising and promotion expense, partially offset by a decrease in programming expense.

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Belo Announces Fourth Quarter and Full Year 2011 Earnings

February 7, 2012

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Corporate

Corporate operating costs were $3.1 million and $11.1 million lower in the fourth quarter of 2011 and full year 2011, respectively, compared to the fourth quarter of 2010 and full year 2010. These decreases were due primarily to lower expenses for pension, accrued bonuses and technology support costs.

Other Items

Belo’s depreciation expense totaled $7.6 million in the fourth quarter of 2011, down from $8.2 million in the fourth quarter of 2010. Full year 2011 depreciation expense totaled $30.8 million, down from $34.7 million in 2010.

The Company’s interest expense increased 2 percent in the fourth quarter of 2011 compared to the fourth quarter of 2010 due primarily to the write-off of certain unamortized fees in conjunction with the recent amendment of the Company’s credit facility. Full year 2011 interest expense decreased 7 percent compared to full year 2010 due primarily to lower borrowings on its revolving credit facility and lower ongoing fees resulting from the Company’s election in 2010 to reduce the commitment under that facility.

Other income, net, increased $3.5 million and $5.2 million, respectively, in the fourth quarter of 2011 and full year 2011 due primarily to a $4.5 million non-cash gain, before taxes, related to the division of Belo Investment’s assets mentioned earlier.

Income tax expense decreased $5.6 million in the fourth quarter of 2011 due primarily to lower pre-tax earnings. For full year 2011, income tax expense decreased $22.2 million compared to full year 2010 due primarily to lower pre-tax earnings, a $7 million tax benefit related to the Pension Plan split in the first quarter of 2011, and the resolution of certain pending tax matters during the year.

Total debt at December 31, 2011 was $887 million, which consisted entirely of fixed-rate public debt. The Company had nothing drawn on its credit facility and $61 million in cash and temporary cash investments at December 31, 2011. The Company’s total leverage ratio, as

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Belo Announces Fourth Quarter and Full Year 2011 Earnings

February 7, 2012

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defined in the Company’s credit facility, was 4.1 times at December 31, 2011 and 3.8 times when including cash. Belo invested $5.5 million in capital expenditures in the fourth quarter of 2011 and $15.8 million for the year.

Non-GAAP Financial Measures

A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.

2012 Outlook

Looking forward, Shive said, “Belo’s 2012 results will benefit from the Super Bowl and Olympics airing on our four NBC affiliates, robust political advertising primarily in the second half of the year, and strength in the automotive category. Retransmission and Internet advertising revenue are currently expected to grow at a double-digit rate in 2012.

“Based on recent pacings, we currently expect first quarter 2012 total revenue to be up 3 to 5 percent depending on the timing of the Texas primary, which is our main source of expected political revenue in the first quarter. The Texas primary is currently scheduled for April 3; however, there is a possibility that it will be moved to a later date, as the Texas Legislature’s redistricting plan remains in dispute. The final timing of the Texas primary will determine how much of the related political revenue will occur in the first quarter versus the second quarter. We would expect first quarter total revenue to be on the higher end of the range if the dispute is resolved quickly and the primary is held on April 3. On the expense side, combined station and corporate operating costs are currently expected to be up about 1 percent in the first quarter of 2012 compared to the first quarter of 2011.

“For the full year 2012, capital expenditures are expected to be approximately $20 million and pension contributions are expected to total approximately $19 million.

“In January of this year, Belo received a $30 million cash refund from the IRS regarding the Company’s application for a change in accounting method related to the deduction of amortization expense associated with certain intangibles. As previously disclosed, the IRS reviewed and approved the change in December 2010.”

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Belo Announces Fourth Quarter and Full Year 2011 Earnings

February 7, 2012

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A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 10:00 a.m. CST this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-866-233-3843. A replay line will be open from noon CST on February 7 until 11:59 p.m. CST February 21. To access the replay, dial 1-800-475-6701 or 320-365-3844. The access code for the replay is 234348.

About Belo Corp.

Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen and its competitors; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share amounts	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$180,294	$206,228	$650,142	$687,395

Operating Costs and Expenses
Station salaries, wages and employee benefits	54,033	53,537	214,861	209,945
Station programming and other operating costs	50,424	55,085	204,973	199,304
Corporate operating costs	7,235	10,285	25,338	36,487
Pension settlement charge and contribution reimbursements	—	—	20,466	(8,572)
Depreciation	7,551	8,231	30,796	34,693

Total operating costs and expenses	119,243	127,138	496,434	471,857

Earnings from operations	61,051	79,090	153,708	215,538

Other Income and (Expense)
Interest expense	(18,589)	(18,155)	(72,393)	(77,895)
Other income, net	4,726	1,248	6,541	1,377

Total other income and (expense)	(13,863)	(16,907)	(65,852)	(76,518)

Earnings before income taxes	47,188	62,183	87,856	139,020
Income tax expense	16,716	22,289	29,898	52,114

Net earnings	$30,472	$39,894	$57,958	$86,906

Net earnings per share—Basic	$0.29	$0.38	$0.55	$0.83

Net earnings per share—Diluted	$0.29	$0.38	$0.55	$0.83

Weighted average shares outstanding
Basic	103,714	103,156	103,606	103,026
Diluted	104,053	103,558	103,980	103,437

Dividends declared per share	$0.05	$—	$0.15	$—

Belo Corp.

Consolidated Condensed Balance Sheets

	December 31,	December 31,
In thousands	2011	2010
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$61,118	$8,309
Accounts receivable, net	149,584	144,992
Income tax receivable	31,629	37,921
Other current assets	16,692	19,574

Total current assets	259,023	210,796

Property, plant and equipment, net	157,115	164,439
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	46,195	65,883

Total assets	$1,611,605	$1,590,390

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$19,677	$20,744
Accrued expenses	34,961	52,274
Short-term pension obligation	19,300	36,571
Accrued interest payable	10,378	10,405
Income taxes payable	12,922	13,701
Dividends payable	5,189	—
Deferred revenue	3,435	3,505

Total current liabilities	105,862	137,200

Long-term debt	887,003	897,111
Deferred income taxes	244,361	206,765
Pension obligation	93,012	155,510
Other liabilities	14,164	23,162
Total shareholders’ equity	267,203	170,642

Total liabilities and shareholders’ equity	$1,611,605	$1,590,390

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station Adjusted EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2011	2010	2011	2010
Station Adjusted EBITDA (1)	$75,837	$97,606	$230,308	$278,146
Corporate operating costs	(7,235)	(10,285)	(25,338)	(36,487)
Depreciation	(7,551)	(8,231)	(30,796)	(34,693)
Pension settlement charge and contribution reimbursements	—	—	(20,466)	8,572

Earnings from operations	$61,051	$79,090	$153,708	$215,538

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings

In thousands, except per share amounts (unaudited)

	Three months ended		Three months ended
	December 31, 2011		December 31, 2010
	Earnings	EPS	Earnings	EPS
Net earnings	$30,472	$0.29	$39,894	$0.38
Gain on division of Belo Investment, LLC assets, net of tax	(2,948)	(0.03)	—	—
Pension settlement charge and contribution reimbursements, net of tax	—	—	—	—

Pro forma net earnings	$27,524	$0.26	$39,894	$0.38

	Twelve months ended		Twelve months ended
	December 31, 2011		December 31, 2010
	Earnings	EPS	Earnings	EPS
Net earnings	$57,958	$0.55	$86,906	$0.83
Gain on division of Belo Investment, LLC assets, net of tax	(2,948)	(0.03)	—	—
Pension settlement charge and contribution reimbursements, net of tax	13,323	0.13	(5,229)	(0.05)

Pro forma net earnings	$68,333	$0.66	$81,677	$0.79